SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Materials Pursuant to Rule 14a-12

EQUITY ONE, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☒	No fee required.

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1600 N.E. Miami Gardens Drive

North Miami Beach, Florida 33179

(305) 947-1664

April 17, 2008

Dear stockholder:

The board of directors and officers of Equity One, Inc., a Maryland corporation, join us in extending to you a cordial invitation to attend the 2008 annual meeting of our stockholders. This meeting will be held on Tuesday, May 27, 2008, at 10:00 a.m., local time, at the Westin Diplomat Resort and Spa, 3555 South Ocean Drive, Hollywood, Florida 33019.

Pursuant to the new rules recently adopted by the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, or E-proxy notice, on or about April 17, 2008 to our stockholders of record on March 31, 2008. The E-proxy notice contains instructions for your use of this new process, including how to access our proxy statement and annual report and how to authorize your proxy to vote online. In addition, the E-proxy notice contains instructions on how you may receive a paper copy of the proxy statement and annual report or elect to receive your proxy statement and annual report over the Internet.

If you are unable to attend the meeting in person, it is very important that your shares be represented and voted at the annual meeting. You may authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also vote by telephone as described in your proxy card. If you vote your shares over the Internet, return your proxy card by mail or vote by telephone prior to the annual meeting, you may nevertheless revoke your proxy and cast your vote personally at the meeting.

We look forward to seeing you on May 27, 2008.

Sincerely,

CHAIM KATZMAN	JEFFREY S. OLSON
Chairman of the Board	Chief Executive Officer

EQUITY ONE, INC.

1600 N.E. Miami Gardens Drive

North Miami Beach, Florida 33179

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on May 27, 2008

To our stockholders:

You are cordially invited to attend the 2008 annual meeting of the stockholders of Equity One, Inc., a Maryland corporation, which will be held at The Westin Diplomat Resort and Spa, 3555 South Ocean Drive, Hollywood, Florida 33019, on May 27, 2008 at 10:00 a.m., local time. At the meeting, stockholders will consider and vote on the following matters:

1.	The election of nine directors to hold office until our 2009 annual meeting of stockholders and until his or her successor has been duly elected and qualifies;

2.	The ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the 2008 fiscal year; and

3.	Such other business as may properly come before the annual meeting, including any adjournments or postponements of the meeting.

If you own shares of our common stock as of the close of business on March 31, 2008, you can vote those shares by proxy or at the meeting.

Whether or not you plan to attend the meeting in person, please authorize your proxy to vote your shares over the Internet, as described in the Notice of Internet Availability of Proxy Materials, or E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail, please mark, sign, date and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Stockholders who vote over the Internet, who return proxy cards by mail or vote by telephone prior to the meeting may nevertheless attend the meeting, revoke their proxies and vote their shares in person.

By Order of the Board of Directors

ARTHUR L. GALLAGHER
Executive Vice President, General Counsel and Secretary

North Miami Beach, Florida

April 17, 2008

(i)

(ii)

2008 ANNUAL MEETING

OF

STOCKHOLDERS OF EQUITY ONE, INC.

PROXY STATEMENT

QUESTIONS AND ANSWERS

Q:	Why did I receive a Notice of Internet Availability of Proxy Materials?

A:	Our board of directors is soliciting proxies to be voted at our annual meeting. The annual meeting will be held at the Westin Diplomat Resort and Spa, 3555 South Ocean Drive, Hollywood, Florida on Tuesday, May 27, 2008, at 10:00 a.m., local time. Pursuant to the new rules recently adopted by the Securities and Exchange Commission, we have provided access to our proxy materials over the Internet. Accordingly, we are sending a Notice of Internet Availability of Proxy Materials, which is referred to herein as the “E-proxy notice,” on or about April 17, 2008 to our stockholders of record on March 31, 2008. The E-proxy notice and this proxy statement summarize the information you need to know to vote by proxy or in person at the annual meeting. You do not need to attend the annual meeting in person in order to vote.

Q:	When was the E-proxy notice mailed?

A:	The E-proxy notice was mailed to stockholders beginning on or about April 17, 2008.

Q:	Who is entitled to vote?

A:	All stockholders of record as of the close of business on March 31, 2008, the record date, are entitled to vote at the annual meeting.

Q:	What is the quorum for the meeting?

A:	A quorum at the annual meeting will consist of a majority of the votes entitled to be cast by the holders of all shares of common stock outstanding. No business may be conducted at the meeting if a quorum is not present. As of the record date, 73,972,230 shares of common stock were issued and outstanding. If less than a majority of outstanding shares entitled to vote are represented at the annual meeting, the chairman of the meeting or a majority of the shares so represented may adjourn the annual meeting to another date, time or place, not later than 120 days after the original record date of March 31, 2008. Notice need not be given of the new date, time or place if announced at the meeting before an adjournment is taken.

Q:	How many votes do I have?

A:	Each share of our common stock outstanding on the record date is entitled to one vote on each item submitted to you for consideration. Our stockholders do not have the right to cumulate their votes for directors.

Q:	How do I vote?

A:	Whether or not you plan to attend the annual meeting, we urge you to authorize your proxy to vote your shares over the Internet as described in the E-proxy notice. Alternatively, if you received a paper copy of the proxy card by mail please complete, date, sign and promptly return the proxy card in the self-addressed stamped envelope provided. You may also authorize your proxy to vote your shares by telephone as described in your proxy card. Authorizing your proxy over the Internet, by mailing a proxy card or by telephone will not limit your right to attend the annual meeting and vote your shares in person. Your proxy (one of the individuals named in your proxy card) will vote your shares per your instructions. If you fail to provide instructions on a proxy properly submitted via the Internet, mail or telephone, your proxy will vote, as recommended by the board of directors, to elect (FOR) the director nominees listed in “Proposal 1 – Election of Directors” and in favor of (FOR) “Proposal 2 – Ratification of the Appointment of Independent Auditors.”

Q:	How do I vote my shares that are held by my broker?

A:	If you have shares held by a broker, you may instruct your broker to vote your shares by following the instructions that the broker provides to you. Most brokers allow you to authorize your proxy by mail, telephone and on the Internet.

Q:	What am I voting on?

A:	You will be voting on:

•	The election of nine directors to hold office until our 2009 annual meeting of stockholders and until his or her successor has been elected and qualifies;

•	The ratification of the appointment of Ernst & Young LLP to act as our independent auditors for 2008; and

•	Such other business as may properly come before the annual meeting, including any adjournments or postponements thereof.

Q:	What vote is required to approve the proposals assuming that a quorum is present at the annual meeting?

A:	Proposal 1: Election of Directors	The election of the director nominees must be approved by a plurality of the votes cast.

	Proposal 2: Ratification of Independent Auditors	Ratification of the appointment of auditors requires a majority of the votes cast.

Q:	How are abstentions and broker non-votes treated?

A:	Pursuant to Maryland law, abstentions and broker non-votes are counted as present for purposes of determining the presence of a quorum. For purposes of the election of directors and the vote on Proposal 2, abstentions will not be counted as votes cast and will have no effect on the result of the vote.

Under the rules of the New York Stock Exchange, brokerage firms may have the authority to vote their customers’ shares on certain routine matters for which they do not receive voting instructions, including the uncontested election of directors and ratification of independent auditors. Therefore, brokerage firms may vote such shares to approve Proposals 1 and 2.

Q:	Will there be any other items of business on the agenda?

A:	The board of directors does not know of any other matters that may be brought before the annual meeting nor does it foresee or have reason to believe that proxy holders will have to vote for substitute or alternate nominees for election to the board of directors. In the event that any other matter should come before the annual meeting or any nominee is not available for election, the persons named in the enclosed proxy will have discretionary authority to vote all proxies with respect to such matters in accordance with their discretion.

Q:	What happens if I submit my proxy without providing voting instructions on all proposals?

A:	Proxies properly submitted via the Internet, mail or telephone will be voted at the annual meeting in accordance with your directions. If the properly-submitted proxy does not provide voting instructions on a proposal, the proxy will be voted to elect (FOR) the director nominees listed in “Proposal 1 – Election of Directors” and in favor of (FOR) “Proposal 2 – Ratification of the Appointment of Independent Auditors.”

Q:	Will anyone contact me regarding this vote?

A:	No arrangements or contracts have been made with any solicitors as of the date of this proxy statement, although we reserve the right to engage solicitors if we deem them necessary. Such solicitations may be made by mail, telephone, facsimile, e-mail or personal interviews.

Q:	Who has paid for this proxy solicitation?

A:	We have paid the entire expense of preparing, printing and mailing the E-proxy notice and, to the extent requested by our stockholders, this proxy statement and any additional materials furnished to stockholders.

Q:	May stockholders ask questions at the annual meeting?

A:	Yes. There will be time allotted at the end of the meeting when our representatives will answer questions from the floor.

Q:	How do I submit a proposal for the 2009 annual meeting?

A:	Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to our corporate secretary not later than the close of business on the 60th day, and not earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2009 annual meeting, but not included in our proxy statement, generally must be received by our corporate secretary after the close of business on February 27, 2009 and prior to the close of business on March 28, 2009. Proposals should be mailed to the attention of our corporate secretary at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

Our board of directors will review any stockholder proposals that are timely submitted and will determine whether such proposals meet the criteria for inclusion in the proxy solicitation materials or for consideration at the 2009 annual meeting. In addition, the persons named in the proxies retain the discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before 60 days prior to the annual meeting and also retain such authority under certain other circumstances.

Q:	What does it mean if I receive more than one E-proxy notice?

A:	It means that you have multiple accounts at the transfer agent or with stockbrokers. Please submit all of your proxies over the Internet, following the instructions provided in the E-proxy notice, by mail or by telephone to ensure that all of your shares are voted.

Q:	Can I change my vote after I have voted?

A:	Yes. Proxies properly submitted over the Internet, by mail or by telephone do not preclude a stockholder from voting in person at the meeting. A stockholder may revoke a proxy at any time prior to its exercise by filing with our corporate secretary a duly executed revocation of proxy, by properly submitting, either by Internet, mail or telephone, a proxy to our corporate secretary bearing a later date or by appearing at the meeting and voting in person. Attendance at the meeting will not by itself constitute revocation of a proxy.

Q:	Can I find additional information on the Company’s website?

A:	Yes. Our website is located at www.equityone.net. Although the information contained on our website is not part of this proxy statement, you can view additional information on the website, such as our corporate governance guidelines, our code of conduct and ethics, charters of our board committees and reports that we file with the SEC. A copy of our corporate governance guidelines, our code of conduct and ethics and each of the charters of our board committees may be obtained free of charge by writing to Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179, Attention: Investor Relations.

CORPORATE GOVERNANCE AND RELATED MATTERS

Our business, property and affairs are managed under the direction of our board of directors, except with respect to those matters reserved for our stockholders. Our board of directors establishes our overall corporate policies, reviews the performance of our senior management in executing our business strategy and managing our day-to-day operations and acts as an advisor to our senior management. Our board’s mission is to further the long-term interests of our stockholders. Members of the board of directors are kept informed of our business through discussions with our management, primarily at meetings of the board of directors and its committees, and through reports and analyses presented to them. Significant communications between our directors and senior management occur apart from such meetings. The board and each of its committees – audit, compensation, executive and nominating and corporate governance – also have the authority to retain, at our expense, outside counsel, consultants or other advisors in the performance of their duties.

Charters for the audit, compensation and nominating and corporate governance committees, our corporate governance guidelines and our code of conduct and ethics may be viewed on our website at www.equityone.net under the “Corporate” tab. These documents are also available without charge to stockholders who request them by contacting Equity One, Inc. — Investor Relations, at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.

Independent Directors

Under the corporate governance standards of the New York Stock Exchange, or NYSE, at least a majority of our directors and all of the members of our audit committee, compensation committee and nominating and corporate governance committee must meet the test of “independence” as defined by the NYSE. The NYSE standards provide that to qualify as an “independent” director, in addition to satisfying certain bright-line criteria, the board of directors must affirmatively determine that a director has no material relationship with us (either directly or as a partner, shareholder or officer of an organization that has a relationship with us). In 2007, the board of directors determined that each of Messrs. Ben-Ozer, Cassel, Flanzraich, Hetz and Linneman and Ms. Cohen satisfy the bright-line criteria and that none has a relationship with us that would interfere with such person’s ability to exercise independent judgment as a member of our board. Therefore, following the election of the director candidates at the annual meeting, we believe that 67% of our board will be independent under those rules.

Nominations for Directors

The nominating and corporate governance committee will consider nominees for director suggested by stockholders in written submissions to our corporate secretary. In evaluating nominees for director, the committee does not differentiate between nominees recommended by stockholders and others. In identifying and evaluating candidates to be nominated for director, the nominating committee reviews the desired experience, mix of skills and other qualities required for appropriate board composition, taking into account the current board members and our specific needs as well as those of the board. This process is designed so that the board of directors includes members with diverse backgrounds, skills and experience, and represents appropriate financial and other expertise relevant to our business. In addition to the personal qualifications of each candidate, the committee will consider, among other things, the following:

•	if the nominee will consent to being named in the proxy and serving, if elected, on the board;

•	whether the candidate qualifies as “independent” under the New York Stock Exchange rules;

•	the nominee’s biographical data (including other boards on which the nominee serves), business experience and involvement in certain legal proceedings, including any involving our company;

•	transactions and relationships between the nominee and the recommending stockholder, on the one hand, and us or our management, on the other hand;

•	the nominee’s trading history in our stock and his or her current stock ownership information;

•	any material proceedings to which the nominee or his or her associates is a party that are adverse to our company;

•	information regarding whether the recommending stockholder or nominee (or their affiliates) have any plans or proposals for us; and

•

whether the nominating stockholder and nominee seek to use the nomination to redress personal claims or grievances against us or others or to further personal interests or special interests not shared by our stockholders at large.

The nominating committee also reserves the right to request such additional information as it deems appropriate.

Although the nominating committee’s charter permits it to engage a search firm to identify director candidates, we did not pay fees to any third parties to assist in the process of identifying or evaluating director candidates in 2007.

Executive Sessions

Pursuant to our corporate governance guidelines, our non-management directors meet in separate executive sessions at least four times a year and as otherwise determined by the lead director (discussed below). The lead director may invite our chief executive officer or others, as he deems appropriate, to attend a portion of these sessions. The non-management directors met four times in executive sessions in 2007. In addition to these four meetings, there was one executive session including only independent directors in 2007.

Lead Director

In May 2006, Neil Flanzraich was elected to serve as our lead director and has served in that capacity since that time. The lead director is an independent director who acts in a lead capacity to coordinate the other independent directors, consult with the chairman on board agendas, chair the executive sessions of the non-management directors and perform such other functions as the board may direct.

Stockholder Communications

Our board has implemented a process by which our stockholders and other interested parties may communicate with one or more members of our board, its committees, the lead director or the non-management directors or independent directors as a group in a writing addressed to Equity One, Inc., Board of Directors, c/o Corporate Secretary, 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. Such communications may be made on a anonymous or confidential basis. The board has instructed our corporate secretary to promptly forward all such communications to the specified addressees thereof.

Code of Conduct and Ethics

Our board of directors has adopted a code of conduct and ethics that applies to all our directors, officers, employees and independent contractors. The code also has specific provisions applicable to all employees with access to, and responsibility for, matters of finance and financial management, including our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions. The full text of the code of conduct and ethics is available at, and we intend to disclose any amendments to, or waivers from, any provision of the code that applies to our principal executive officer, principal financial officer, principal accounting officer or controller or persons performing similar functions or any other executive officers or directors by posting such information within four business days of such amendment or waiver on our website at www.equityone.net.

MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

Meetings

During the fiscal year ended December 31, 2007, our board of directors held a total of five meetings. Each of our directors attended at least 75% of the aggregate of (i) the number of the meetings of the board of directors which were held during the period that such person served on the board of directors and (ii) the number of meetings of committees of the board of directors held during the period that such person served on such committee. Although we have no specific requirement regarding the attendance at the annual meeting of stockholders by our directors, our bylaws require that a meeting of our directors be held following the annual meeting of stockholders. In 2007, all but one of our directors attended the annual meeting in person.

Committee Membership

We have four standing committees: the executive committee, the audit committee, the compensation committee and the nominating and corporate governance committee.

The current members of our committees are as follows:

Name	Audit		Compensation		Nominating and Corporate Governance		Executive
Noam Ben-Ozer	X	*			X
James Cassel			X		X	*
Cynthia Cohen	X				X
Neil Flanzraich**			X	*	X
Nathan Hetz	X
Chaim Katzman							X	*
Peter Linneman			X		X		X
Jeffrey S. Olson							X
Dori Segal							X

*	Chair
**	Lead Director

Executive Committee. The executive committee is authorized to perform all functions which may be lawfully delegated by the board of directors; provided, however, that the executive committee may only approve the sale, acquisition or development of properties with a purchase price or otherwise requiring an equity investment of no more than $50 million and the acquisition of undeveloped land with a purchase price of not more than $20 million. The executive committee met or took action by consent three times during the year ended December 31, 2007.

Audit Committee. The members of the audit committee are “independent,” as defined under the NYSE listing standards and the rules and regulations of the Securities and Exchange Commission, or SEC. The board has determined that each of the members qualifies as an “audit committee financial expert” as defined by the rules and regulations of the SEC. The audit committee’s functions include reviewing and discussing our financial statements, including reviewing our specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” with our management and independent auditors, retaining and terminating the engagement of our independent auditors, determining the independence of such auditors and discussing with management and the independent auditors the quality and adequacy of our disclosure controls and procedures and internal controls. The audit committee met seven times during the year ended December 31, 2007.

Please refer to the audit committee report, which is set forth on page 14 of this proxy statement, for a further description of our audit committee’s responsibilities and its recommendation with respect to our audited consolidated financial statements for the year ended December 31, 2007.

Compensation Committee. The members of the compensation committee are “independent,” as defined under the NYSE listing standards. The compensation committee’s functions consist of administering our 2000 Executive Incentive Compensation Plan, or 2000 plan, our 2004 Employee Stock Purchase Plan and our 1995 Stock Option Plan, recommending and approving grants of stock options and restricted securities under our 2000 plan, recommending, reviewing and approving our salary, bonus and fringe benefits policies, including compensation of our executive officers and discussing with management the Compensation Discussion and Analysis and, if appropriate, recommending its inclusion in our annual report on Form 10-K and proxy statement. The compensation committee also continues to administer the IRT 1998 Long-Term Incentive Plan and the IRT 1989 Stock Option Plan which we assumed in our acquisition of IRT Property Company. The compensation committee met 10 times during the year ended December 31, 2007. The compensation committee has the power to create subcommittees with such powers as the compensation committee may from time to time confer to such subcommittees. For a description of the role performed by executive officers and compensation consultants in determining or recommending the amount or form of executive and director compensation, see “Compensation Discussion and Analysis – Management’s and Advisor’s Role in Compensation Decisions.”

Please refer to the compensation committee report, which is set forth on page 15 of this proxy statement, for a further description of our compensation committee’s responsibilities.

Nominating and Corporate Governance Committee. The members of the nominating and corporate governance committee are “independent,” as defined under the NYSE listing standards. The committee’s duties include maintaining criteria for recommending candidates for election or reelection to the board, considering issues and making recommendations concerning the size, composition, organization and effectiveness of the board, including committee assignments, establishing and overseeing procedures for annual assessment of board and director performance, evaluating issues of corporate governance and making recommendations to the board regarding our governance policies and practices. The nominating and corporate governance committee met three times during the year ended December 31, 2007.

PROPOSAL 1 – ELECTION OF DIRECTORS

The board of directors proposes that the nominees described below be elected for a one-year term and until their successors are duly elected and qualify. All of the nominees are currently serving as our directors. Immediately following the annual meeting, the board has decided to reduce its size to eliminate the other remaining vacancy.

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
Noam Ben-Ozer	Mr. Ben-Ozer was elected as a director in 1996. Since 2002, Mr. Ben-Ozer has served as founder and principal of Focal Advisory, a consulting and M&A firm based in Boston, Massachusetts. Prior to that, Mr. Ben-Ozer served as co-founder of iPhrase Technologies, Inc., a privately-held software company, from 1999 to 2002. Prior to founding iPhrase Technologies, Inc., Mr. Ben-Ozer was a Manager with Bain & Company. Mr. Ben-Ozer is a certified public accountant in Israel and received an M.B.A. from the Harvard Business School. Mr. Ben-Ozer is 44 years old.

James S. Cassel	Mr. Cassel was elected as a director in April 2005. Since 2006, Mr. Cassel has served as Vice Chairman, Senior Managing Director and Head of Investment Banking of Ladenburg Thalmann & Co. Inc., an investment banking company that in 2006 purchased Capitalink, L.C., a South Florida based investment banking company founded by Mr. Cassel in 1998 and where he served as its president from 1998 to 2006. From 1996 to 1998, he served as president of Catalyst Financial, an investment banking company. Mr. Cassel received a B.S. from American University and a Juris Doctorate from the University of Miami. Mr. Cassel is 52 years old.

Cynthia R. Cohen	Ms. Cohen was elected as a director in 2006. She founded Strategic Mindshare, a strategic management consulting firm serving retailers and consumer product manufacturers, in 1990 and, since that time, has served as its president. Ms. Cohen is a director of bebe Stores, a specialty apparel retailer, Hot Topic, a teen apparel retailer, and Steiner Leisure, a spa operator, all of which are public companies. Ms. Cohen also serves on the executive advisory board for the Center for Retailing Education and Research at the University of Florida. She is a graduate of Boston University. Ms. Cohen is 55 years old.

Neil Flanzraich	Mr. Flanzraich was elected as a director in April 2005. Mr. Flanzraich is currently a private investor. Prior to becoming a private investor, from May 1998 to 2006, he served as vice chairman and president of IVAX Corporation, a company specializing in the discovery, development, manufacturing and marketing of branded and generic pharmaceuticals and veterinary products. IVAX was acquired by Teva Pharmaceuticals in January 2006. From 1995 to 1998, Mr. Flanzraich was a shareholder and served as chairman of the life sciences legal practice group of Heller Ehrman White & McAuliffe, a San Francisco-based law firm. From 1981 to 1995, he served in various capacities at Syntex Corporation, a pharmaceutical company, most recently as its senior vice president, general counsel and a member of the corporate executive committee. In addition to our board of directors, he is also a director of Continucare Corporation, a healthcare company, Javelin Pharmaceuticals, Inc., a pharmaceutical company, Neurochem Inc., a biotechnology company, RAE Systems Inc., a gas detection and security monitoring company, and Chipotle Mexican Grill, Inc., a chain of Mexican restaurants. All of these are public companies. He received an A.B. degree from Harvard College (phi beta kappa, magna cum laude) and a Juris Doctorate from Harvard Law School (magna cum laude). Mr. Flanzraich is 64 years old.

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
Nathan Hetz	Mr. Hetz was elected as a director in November 2000. We and several of our stockholders have agreed, pursuant to a stockholders agreement, that as long as Alony Hetz Properties & Investments, Ltd., an Israeli corporation that specializes in real estate investments in Israel, Switzerland, Great Britain, Canada and the United States, the shares of which are publicly traded on the Tel-Aviv Stock Exchange and one of our principal, indirect stockholders, or its affiliates own at least three percent of our common stock, it may designate one nominee for election to our board of directors. Alony Hetz has chosen Mr. Hetz as its nominee pursuant to this agreement. Since November 1990, Mr. Hetz has served as the chief executive officer, director and principal shareholder of Alony Hetz. Mr. Hetz currently serves as a director of First Capital Realty Inc., a principal, indirect stockholder of ours, Amot Investments Ltd., a real estate company, the shares of which are publicly traded on the Tel-Aviv Stock Exchange and PSP Swiss Property, a real estate company, the shares of which are publicly traded on the Swiss Stock Exchange. Mr. Hetz received a B.A. in accounting from Tel-Aviv University in Israel and is a certified public accountant in Israel. Mr. Hetz is 55 years old.

Chaim Katzman	Mr. Katzman has served as the chairman of our board since our formation in 1992 and served as our chief executive officer until December 2006 and president until November 2000. Mr. Katzman has been involved in the purchase, development and management of commercial and residential real estate in the United States since 1980. Mr. Katzman purchased the controlling interest of Gazit, Inc., a publicly-traded company listed on the Tel-Aviv Stock Exchange, and one of our principal, indirect stockholders, in May 1991, has served as the chairman of its board and chief executive officer since that time, and remains its largest stockholder. Shulamit Katzman, Mr. Katzman’s wife, is the vice chairman of the board of directors of Gazit, Inc. Mr. Katzman has served as a director of Gazit-Globe, Ltd., a publicly-traded real estate investment company listed on the Tel-Aviv Stock Exchange and one of our principal, direct and indirect stockholders, since 1994 and as its chairman since 1998. Mr. Katzman also serves as non-executive chairman of the board of First Capital Realty Inc., an Ontario real estate company, the common stock of which is listed on the Toronto Stock Exchange and which is one of our principal, indirect stockholders. Mr. Katzman received an LL.B. from Tel Aviv University Law School in 1973. Mr. Katzman is 58 years old.

Peter Linneman, Ph.D.	Dr. Linneman was elected as a director in November 2000. Since 1979, Dr. Linneman has been the Albert Sussman Professor of Real Estate, Finance and Public Policy at the University of Pennsylvania, Wharton School of Business. Dr. Linneman is currently a principal of Linneman Associates, a real estate advisory firm, and a principal of American Land Funds, a private equity firm. Dr. Linneman is currently serving as a director of JER Investors Trust, Inc., a finance company that acquires real estate debt securities and loans. Dr. Linneman holds both a masters and a doctorate degrees in economics from the University of Chicago. Dr. Linneman is 57 years old.

Jeffrey S. Olson	Mr. Olson was elected to our board of directors and appointed to serve as our president in November 2006. He was elected chief executive officer in December 2006. From March 2002 until joining us as consulting executive officer in September 2006, Mr. Olson served as president of the Eastern and Western shopping center regions of Kimco Realty Corporation, one of the nation’s largest shopping center development and management companies. From 2000 to 2002, he served as senior vice president, co-head of real estate research for UBS Warburg. Mr. Olson has a Masters of Science in Real Estate from The Johns Hopkins University, a Bachelor of Science in Accounting from the University of Maryland and was previously a Certified Public Accountant. Mr. Olson is 40 years old.

Nominee	Principal Occupation, Business Experience, Other Directorships Held and Age
Dori Segal	Mr. Segal was elected as a director in November 2000 and our vice chairman in May 2006. Mr. Segal has served since October 1998 as president of Gazit-Globe, Ltd., one of our principal, direct and indirect stockholders. Since August 2000, Mr. Segal has served as chief executive officer, president and as vice chairman of the board of First Capital Realty Inc., a principal and indirect stockholder of ours. Mr. Segal has also served since 2004 as a Director of Citycon Oyj, a Finnish real estate company, the shares of which are publicly traded on the Helsinki Stock Exchange. Since 1995, Mr. Segal has served as the president of Gazit Israel Ltd., a real estate investment holding company. Mr. Segal is 46 years old.

Vote Required

The vote of a plurality of all votes cast at the meeting at which a quorum is present is necessary for the election of a director. For purposes of the election of directors, abstentions will not be counted as votes cast and will have no effect on the result of the vote, although they will be considered present for the purpose of determining the presence of a quorum. Since brokers are permitted to vote for the election of directors in an uncontested election, there will be no broker non-votes with respect to Proposal 1.

RECOMMENDATION – The Board of Directors Recommends a Vote FOR Each Named Nominee

EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Age	Position
Jeffrey S. Olson	40	Chief Executive Officer
Thomas Caputo	61	President
Gregory Andrews	46	Executive Vice President and Chief Financial Officer
Arthur L. Gallagher	37	Executive Vice President, General Counsel and Corporate Secretary
Thomas McDonough	50	Executive Vice President and Chief Investment Officer

Mr. Olson also serves as director. His biographical information can be found in the section entitled “Proposal 1 – Election of Directors” on page 9.

Thomas Caputo joined Equity One in March 2008 as president. Prior to joining Equity One, from December 2000 to March 2008, Mr. Caputo was executive vice president and head of the portfolio management and acquisition groups at Kimco Realty Corporation, a publicly-traded real estate investment trust. From January 2000 to December 2000, he was a principal of H&R Retail, a private real estate company specializing in development and redevelopment of real estate and located in Baltimore, Maryland. From April 1983 to December 1999, Mr. Caputo was a principal with RREEF, a pension fund advisor, where he was in charge of nationwide retail acquisitions and dispositions and a member of its investment committee. Prior to joining RREEF, from February 1976 to March 1983, Mr. Caputo was the principal in charge of retail leasing with Collier Pinkard in Baltimore, Maryland. He has a Bachelors of Arts from Randolph Macon College.

Gregory Andrews joined Equity One in November 2006 as executive vice president and assumed the position of chief financial officer in January 2007. From March 1997 to November 2006, Mr. Andrews served as a principal at Green Street Advisors, a pre-eminent REIT research and consulting firm, where he was the firm’s senior equity analyst for retail and health care REITs. From 1996 to 1997, he served as vice president – corporate lending at Bank of America Asia in Hong Kong and from 1993 to 1996 as vice president – commercial real estate at Bank of America in Los Angeles and Irvine, CA. From 1988 to 1991, Mr. Andrews was a registered architect in Washington, DC. Mr. Andrews has a Master of Business Administration from the UCLA Anderson School of Management and a Bachelor of Arts from Princeton University.

Arthur L. Gallagher has served as our executive vice president since February 2008, as senior vice president from December 2006 to February 2008 and as our general counsel and corporate secretary since joining us in March 2003. Prior to joining us, Mr. Gallagher was with the law firms of Greenberg Traurig P.A., Miami, Florida, from 1999 to 2003 and Simpson Thacher & Bartlett, New York, New York, from 1997 to 1999. Mr. Gallagher received a Bachelor of Arts from the University of North Carolina – Chapel Hill and a Juris Doctorate from Duke University School of Law.

Thomas E. McDonough joined Equity One in July 2007 as our executive vice president and chief investment officer. Prior to joining Equity One, from April 2006 to July 2007, Mr. McDonough was a partner at Kahl & Goveia, a private real estate development, acquisition and management company based in Laguna Beach, California. Prior to joining Kahl & Goveia, from November of 2006 to April 2007, Mr. McDonough was the national director of acquisitions and dispositions for Regency Centers Corp., a publicly traded real estate investment trust that owns approximately 400 shopping centers in major markets located throughout the Unites States. Prior to assuming his national role at Regency Centers, from February 1997 to November 2006, Mr. McDonough developed and acquired shopping centers for Regency Centers and its predecessor, Pacific Retail Trust, in its Pacific, Mid-Atlantic, and New England regions. Prior to Regency, from July 1984 to January 1997, Mr. McDonough served as an associate and development partner with Trammell Crow Company. Mr. McDonough received his Bachelor of Science degree from Stanford University and his Master of Business Administration from Harvard Business School.

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

The audit committee has selected and appointed the firm of Ernst & Young LLP to act as our independent auditors for 2008. Ernst & Young LLP was first engaged to audit our books for the fiscal year ended December 31, 2005 and has served as our auditors since that time. Ratification of the appointment of auditors requires a majority of the votes cast. Any shares not voted, whether by abstention, broker non-vote, or otherwise, have no impact on the vote.

RECOMMENDATION: The Board recommends that the stockholders vote FOR ratification of the appointment of Ernst &

                                            Young LLP.

Although stockholder ratification of the appointment of our independent auditors is not required by our bylaws or otherwise, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance practice. Even if the selection is ratified, the audit committee in its discretion may select a different independent public accounting firm at any time if it determines that such a change would be in the best interests of us and our stockholders. If our stockholders do not ratify the audit committee’s selection, the audit committee will take that fact into consideration, together with such other factors it deems relevant, in determining its next selection of independent auditors.

In choosing our independent auditors, our audit committee conducts a comprehensive review of the qualifications of those individuals who will lead and serve on the engagement team, the quality control procedures the firm has established, and any issue raised by the most recent quality control review of the firm. The review also includes matters required to be considered under the Securities and Exchange Commission rules on “Auditor Independence,” including the nature and extent of non-audit services to ensure that they will not impair the independence of the accountants.

Representatives of Ernst & Young LLP are expected to be present at the annual meeting. These representatives will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Fees Paid to Independent Auditors

The following table provides information of fees billed by Ernst & Young LLP to us during or in connection with the years ended December 31, 2007 and 2006 for services provided:

	2007	2006
Audit Fees	$844,384	$719,966
Audit-Related Fees	$23,853	—
Tax Fees	—	—
All Other Fees	—	—

All audit and non-audit services were pre-approved by the audit committee, either pursuant to the audit committee’s pre-approval policy described below or through a separate pre-approval by the audit committee, which concluded that the provision of such services by the independent auditors was compatible with the maintenance of that firm’s independence from us.

Audit Fees. Audit fees for 2007 and 2006 were incurred for professional services in connection with the audit of our consolidated financial statements and internal control over financial reporting for the year ended December 31, 2007, reviews of our interim consolidated financial statements which are included in each of our quarterly reports on Form 10-Q for the years ended December 31, 2007 and 2006, and preparation of “comfort letters” for the issuance of our unsecured senior notes in both years.

Audit-Related Fees

Audit-related fees for 2007 were incurred for consultation concerning financial reporting and reporting standards. In 2006, we incurred no audit-related fees.

Tax Fees

Our independent auditors did not provide professional tax services during 2007 and 2006.

All Other Fees

In 2007 and 2006, we incurred no other fees.

Pre-Approval Policies and Procedures

The audit committee’s policy is to review and pre-approve any engagement of our independent auditor to provide any audit or permissible non-audit service to us. The audit committee adopts an audit and non-audit services pre-approval policy which is reviewed and reassessed by the audit committee annually. This policy includes a list of specific services within certain categories of services, including audit, audit-related, tax and other services, which will be specifically pre-approved for the upcoming or current fiscal year, subject to an aggregate maximum annual fee payable by us for each category of pre-approved services. Any service that is not included in the list of pre-approved services must be separately approved by the audit committee.

REPORT OF THE AUDIT COMMITTEE

The following report of the audit committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any of our other filings under the Securities Act of 1933 or the Securities Exchange Act of 1934.

In accordance with its written charter adopted by our board of directors, the audit committee’s role is to act on behalf of the board of directors in the oversight of our accounting, auditing and financial reporting practices. The audit committee currently consists of three members, each of whom is “independent” as that term is defined by the New York Stock Exchange listing standards and the rules and regulations of the Securities and Exchange Commission.

Management is responsible for our financial reporting process including our system of internal controls, and for the preparation of our consolidated financial statements in accordance with generally accepted accounting principles. Our independent auditors are responsible for auditing those financial statements. It is the audit committee’s responsibility to monitor and review these processes. It is not the audit committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The audit committee does not consist of our employees and it may not be, and may not represent itself to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the audit committee has relied on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States and on the representations of our independent auditors included in their report on our financial statements. The audit committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the audit committee’s considerations and discussions with management and with our independent auditors do not assure that our financial statements are presented in accordance with generally accepted accounting principles, that the audit of our financial statements has been carried out in accordance with generally accepted auditing standards or that our independent accountants are in fact “independent.”

In fulfilling its oversight responsibilities, the audit committee reviewed the audited financial statements for the fiscal year ended December 31, 2007 with management, including a discussion of the quality of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements and the effectiveness of our disclosure controls and procedures and internal controls over financial reporting. The audit committee reviewed the financial statements for the fiscal year ended December 31, 2007 with our independent auditors and discussed with them all of the matters required to be discussed by Statement of Auditing Standards No. 61 (Communications with Audit Committees), as amended and as adopted by the Public Company Accounting Oversight Board, including the auditors’ judgments as to the quality, not just the acceptability, of our accounting principles. In addition, the audit committee has received a formal written statement regarding relationships between us and our independent auditors required by Independence Standard No. 1 (Independence Discussions with Audit Committee), as adopted by the Public Company Accounting Oversight Board, and has discussed with our independent auditors their independence from our management and from us. Upon its review, the audit committee has satisfied itself as to our independent auditors’ independence.

Based on the review and discussions with management and the independent accountants, and subject to the limitations on its role and responsibilities described above, the audit committee recommended to our board of directors, and the board of directors has approved, that the audited financial statements be included in our annual report on Form 10-K for the year ended December 31, 2007, as filed with the SEC on February 25, 2008. The undersigned members of the audit committee have submitted this report to us.

Members of the Audit Committee

Noam Ben-Ozer, Chair

Cynthia Cohen

Nathan Hetz

COMPENSATION COMMITTEE REPORT

The compensation committee consists of the three directors named below, each of whom is “independent” under the New York Stock Exchange listing standards. We have overall responsibility for:

•	determining the compensation of the executive officers, including setting and determining achievement of established performance goals;

•	designing, with the active assistance of management and the committee’s consultants, the company’s executive compensation program;

•	administering the company’s stock-based compensation plans and programs;

•	recommending any new elements of executive compensation or programs for consideration to the full board of directors; and

•

discussing the Compensation Discussion and Analysis required by SEC regulations with management and, if appropriate, recommending its inclusion in the company’s annual report on Form 10-K and proxy statement.

We have the authority to engage independent compensation consultants or other advisors; however, no such advisors were engaged in 2007.

We reviewed and discussed with management the Compensation Discussion and Analysis that begins on page 16 of this proxy statement. Based on our review and these discussions with management, we have recommended its inclusion in the company’s annual report on Form 10-K for the fiscal year ended December 31, 2007 and proxy statement for the company’s 2008 annual meeting of stockholders.

Members of the Compensation Committee

Neil Flanzraich, Chairman

James S. Cassel

Peter Linneman

Compensation Committee Interlocks and Insider Participation

No member of the compensation committee during 2007 was an officer, employee or former officer of us or any of our subsidiaries or had any relationship that would be considered a compensation committee interlock and would require disclosure in this proxy statement pursuant to SEC regulations. None of our executive officers served as a member of a compensation committee or a director of another entity under the circumstances requiring disclosure in this proxy statement pursuant to SEC regulations.

COMPENSATION DISCUSSION AND ANALYSIS

Overview

The following discussion is intended to supplement the more detailed information concerning executive compensation that appears in the tables and the accompanying narrative that follow. It is also intended to provide both a review of our compensation policies for 2007 and describe our compensation policies with respect to our executive officers. Our goal is to provide a better understanding of our compensation practices and the decisions made concerning the compensation payable to our executive officers, including the chief executive officer, or CEO, and the other executive officers named in the “Summary Compensation Table” below. These officers are referred to herein as the “named executive officers.”

The compensation committee of our board of directors, referred to in this section as the “committee,” designs and administers our executive compensation program. All principal elements of compensation paid to our executive officers are subject to approval by the committee. The Compensation Committee Report appears on page 15 of this proxy statement.

Objectives

The principal objectives of our executive compensation program are to:

•	attract and retain the most talented executives in our industry;

•	motivate executives to achieve corporate performance objectives as well as individual goals; and

•	align the interests of our executives with those of our stockholders.

Management’s and Advisor’s Role in Compensation Decisions

The committee evaluates the performance of our CEO, Mr. Olson, and determines his compensation based on this evaluation. Mr. Olson makes recommendations to the committee of annual compensation to be paid to all other executive officers. He also makes recommendations for equity awards to other employees throughout the company. The committee can accept or modify Mr. Olson’s recommendations as it sees fit.

In the past, the committee has relied upon outside advisors to ascertain competitive pay levels, evaluate pay program design, and assess evolving compensation trends. In 2006, the committee engaged FPL Associates, or FPL, to review our executive compensation and director compensation programs. FPL’s findings were relied upon in determining the compensation arrangements with our chairman and the executive officers we hired in 2006, including Mr. Olson. No compensation advisors were retained in 2007.

Principal Elements of Compensation and Total Direct Compensation

We have designed our executive compensation program to include three major elements—base salary, annual cash bonus incentives and long-term cash and long-term equity incentives, such as stock options and restricted stock awards. The principal elements of our executive compensation program are agreed to and determined, for the most part, at the time of our entry into the applicable employment agreement with our executive officer which mandate levels and types of compensation, including certain minimum levels of compensation. These agreements are described below under the sub heading entitled “Payments upon Termination of Employment and Change of Control – Employment Agreements with Executive Officers.”

Although all three of these elements are integrated into our compensation program, the elements are intended to achieve different objectives:

•	base salaries are intended to provide an appropriate level of fixed compensation that will assist in employee retention and recruitment;

•	annual cash bonus incentives provide additional motivation for the achievement of specified objectives at the corporate or individual levels; and

•

long-term cash and equity incentives align the interests of our executives more closely with the interests of our stockholders because they are tied to our financial and stock performance and vest or accrue over a number of years, encouraging executives to remain our employees.

Base Salaries. In order to attract and retain the most talented executives in our industry, we must set the base salaries of executive officers at levels that are competitive with other companies engaged in the retail real estate industry and of comparable size and scope that compete with us for executive talent. We expect that the base salaries should be in the upper half of the range of base salaries for comparable positions and tenure at other large real estate companies. Although base salaries are generally targeted at these levels, the actual salary of an executive may be above or below the targets based on factors unique to that executive, such as experience, competency or the availability of meaningful peer data for the executive. In order to benchmark these levels of base salaries, the committee has in the past engaged compensation consultants, as described above, and subscribes to and reviews published relevant executive compensation surveys.

In 2007, we acquired rights to the National Association of Real Estate Investment Trust’s, or NAREIT’s, annual compensation survey. This survey was produced by FPL or its affiliates and had 103 participating companies, both public and private. The data was compiled for 80 positions and was broken down by property sector classification, including retail real estate, company size by capitalization and company size by number of employees. The survey results described base salary, total annual cash compensation, long term incentive values and total compensation by position.

The committee reviews base salaries of the CEO and the other executive officers annually and makes adjustments, in light of past individual performance as measured by both qualitative and quantitative facts and the potential for making significant contributions in the future. The committee generally considers individual performance factors in addition to our overall performance in a particular year in determining base salary levels. For instance, the committee may consider the completion of one or more strategic projects or transactions, direct contribution to company goals, promotions, etc. in determining base salaries of our executive officers.

In the past, the base salaries of our named executive officers increased annually by the greater of increases in the consumer price index or a fixed percentage ranging from three to six percent. However, none of the agreements with our current executive officers have automatic increases in base salary but rather leave such increases to the discretion of the committee.

Cash Incentives. We pay an annual cash bonus to executives officers based in part on minimum bonuses provided under the executives’ agreements and in part based on the achievement of specified performance measures. We determine the specific measures and the possible bonus amounts annually. With respect to the prior performance year, the committee determines whether the bonus criteria have been achieved at a meeting in February or March and bonuses are paid by March 15th of each year. Because the committee believes strongly in our executives working together as a team, commencing in calendar year 2008, it set the same specific measures for corporate objectives for all of our executive officers. A description of these criteria and the annual cash incentives are set forth below under the subheading “2008 Compensation Decisions.”

In addition, in connection with the negotiation of the initial employment agreements with Messrs. Olson, Andrews and McDonough, we are agreed to pay a one-time, long-term cash bonus. The amount of these long-term bonuses range from $0 to $2 million in the case of Mr. McDonough, $0 to $3 million in the case of Mr. Andrews, and $0 to $6 million in the case of Mr. Olson and are payable if our total stockholder return exceeds both a fixed minimum return and the average return of a group of our peers over a performance period that ends in December 2010, or sooner in the event of a change of control or an executive’s termination without cause. The peers include: Acadia Realty Trust, Cedar Shopping Centers, Inc., Developers Diversified Realty Corporation, Federal Realty Investment Trust, Ramco-Gershenson Properties Trust, Regency Centers Corporation, Saul Centers, Inc. and Weingarten Realty Investors.

Equity Incentives. The committee strongly believes that providing executives with an opportunity to increase their ownership of common stock aligns their interests with the interests of our stockholders. Therefore, we offer equity incentives which generally take the form of awards under our stock-based compensation plan, the Equity One, Inc. 2000 Executive Incentive Compensation Plan, as amended, or the 2000 plan, which is administered by the committee. Although the 2000 plan authorizes a variety of equity incentive awards, the only forms of equity awards the committee has granted have been options and restricted stock.

Under the employment agreements with our executive officers, the committee may grant equity incentive awards on an annual basis as it may reasonably determine as fairly compensating and rewarding the executives for services rendered to us, subject in each case to minimum awards specified in the executives’ employment agreements.

Total Annual Compensation. The committee considers total annual compensation, in addition to individual elements of compensation, when assessing the competitiveness of our pay practices. Once again, to gage this competitiveness, we reviewed the NAREIT compensation survey. Total annual compensation for a given year consists of salary, annual cash bonus earned and the value of the stock options and restricted stock awards earned, paid or awarded during that year. Bonuses and equity awards with respect to performance in a given year are generally paid or granted in the following year.

Other Elements of Compensation

Retirement and Health and Welfare Benefits. We have never had a traditional or defined benefit pension plan. We do, however, maintain a 401(k) retirement plan in which all employees can participate on the same terms. Under the 401(k) retirement plan, we match 100% of the participant’s contribution, up to 3% of the participant’s annual compensation, and 50% of the contribution for the next 3% of the participant’s annual compensation. Our matching contributions made prior to January 1, 2007 become vested pro rata over the first three years of service; following the third year of service, all contributions are vested. Matching contributions that are made after January 1, 2007 are 100% vested when made. Our matching contributions are subject to applicable IRS limits and regulations. The contributions we made to the 401(k) accounts of the named executive officers are shown in the All Other Compensation column of the Summary Compensation Table on page 23 and are detailed in footnote 5 to that table.

Employment and Change of Control Agreements. We have or had employment agreements with each of our named executive officers. A summary of these employment agreements that are currently in effect appears in the section of this proxy statement entitled “Payments Upon Termination of Employment and Change of Control.” These agreements provide for various payments and benefits to be made to the executives if their employment with us is terminated for certain reasons or if there is a change of control. The circumstances in which payments may be made and the potential amounts of those payments are described in more detail below. The payments provided for in these agreements are to ensure the ongoing commitment of these executive officers to the best interests of our stockholders in the event of a change of control or other potential termination events.

Personal Benefits. We provide certain other benefits to the executives, including the use of an automobile, reimbursement of expenses related to their automobiles, automobile allowances or other driver services.

Deferred Compensation Plan. We maintain a non-qualified deferred compensation plan that permits senior executives and key employees to defer up to 90% of their base salary and all or any portion of their cash bonuses. There are separate accounts for each participant. Although we have the discretion to contribute a matching amount or make additional incentive contributions, we have not done either since the plan’s inception. As a result, all the contributions disclosed in the Nonqualified Deferred Compensation Table on page 26 represent compensation previously earned by the executive. A participant’s deferrals are fully vested.

The assets of this plan are held in what is commonly referred to as a “rabbi trust” arrangement. This means the assets of the plan are subject to the claims of our general creditors in the event of our insolvency. Each account is measured based upon the performance of investment alternatives selected by the participant from those made available under the plan. Payments or distributions of a participant’s elective deferrals are made in the future at the times and in the amounts as elected by the participant, subject to applicable IRS rules and regulations. These amounts would be paid earlier in the event of termination of employment or death of the participant, an unforeseen emergency affecting the participant as determined by the committee appointed to administer the plan or a change of control affecting us. For more information, see the Nonqualified Deferred Compensation Table and accompanying narrative on page 25.

2007 Compensation Decisions

In 2007, our named executive officers included Messrs. Olson, Andrews, Gallagher and McDonough and Mr. Jeffrey S. Stauffer. Mr. Stauffer served in 2007 as our executive vice president and chief operating officer. He terminated his employment with us in February 2008. In addition, Mr. McDonough was hired by us in July 2007 and, therefore, received compensation only for the partial year.

Base Salaries. We executed employment agreements with each of our named executive officers in late 2006 or 2007. Therefore, the base salaries of these executives were the amounts set forth in those agreements.

Annual Bonuses. In March of 2007, the committee established three objective performance measures for annual incentive awards under the 2000 plan. These amounts, together with the contractual minimum bonuses provided under the employment agreements, provided for maximum total cash bonuses payable to Messrs. Olson, Andrews and Stauffer of $750,000, $400,000 and $400,000, respectively. Mr. McDonough had not joined the company at the time of the determination of performance criteria, and Mr. Gallagher was not included in the program given his role at the company.

The performance measures were: FFO per share, same property NOI growth and total stockholder return, each as defined below. The committee felt that these measures were appropriate because each objective was closely monitored by the REIT industry and the success of these objectives should contribute to the long-term success of our stockholders. FFO in particular is believed to be an appropriate performance measure for REITs because it excludes various items in net income that do not relate to or are not indicative of the continuing operating performance of the ownership, management and development or real estate.

Under the annual incentive award program, the executives earned points for the achievement of performance levels. The following chart shows the maximum number of points achievable for each of the performance measures, the range of performance for which points were awarded, the actual results achieved by the company in 2007 and the number of points earned by the executives:

Measure (as defined below)	Maximum number of points	Performance Range	Actual Results	Actual Points
FFO per share	4	$1.35 - $1.42	$1.40	3
Same-property NOI growth	4	3.0% - 4.5%	3.3%	1
% Total stockholder return above our peer	4	0.5% - 3.0%	11.1%	4

As shown above, the committee determined that a total of eight points, out of a possible 12 points, were earned by the executives. Under the terms of the annual incentive awards, if the executives earned six points or fewer, then they would receive the minimum bonus provided under their respective employment agreements. For seven to 12 points, each executive would be paid an amount in excess of his minimum bonus equal to the proportion of points earned above six. Therefore, in addition to the minimum bonuses, the executives earned annual incentive awards equal to 1/3 of the difference between the minimum and maximum bonus, or $83,333, $75,000 and $75,000 for Messrs. Olson, Andrews and Stauffer, respectively. Therefore, the total cash bonuses earned in 2007 by Messrs. Olson, Andrews and Stauffer were $583,333, $250,000 and $250,000, respectively.

For the purpose of determining bonuses, the performance measures were defined as follows:

•

“FFO per share” is defined by NAREIT generally as net income (computed in accordance with GAAP), (1) excluding real estate depreciation and amortization and gains and losses from sales of operating properties (excluding gains and losses from the sale of development properties or land), (2) after adjustment for unconsolidated partnerships and joint ventures computed on the same basis as item 1, and (3) excluding items classified by GAAP as extraordinary along with significant non-recurring events such as land sales, impairments and debt extinguishment charges. A full reconciliation of FFO to net income can be found in the financial statements appended to our annual report accompanying this proxy statement.

•

“Same property NOI growth” refers to the percentage increase in net operating income above that of the prior year for each operating property owned for both periods and calculated by eliminating straight-line and fair market rent adjustments, prior year common area maintenance and other non-cash, GAAP adjustments.

•

“Total Stockholder Return” refers to the total stockholder return for 2007 relative to a peer group of companies comprised of: Acadia Realty Trust, Cedar Shopping Centers, Inc., Developers Diversified Realty Corporation, Federal Realty Investment Trust, Regency Centers Corporation, Saul Centers, Inc. and Weingarten Realty Investors. Points are only awarded if our total stockholder return outperforms that of the peer group by certain amounts.

Pursuant to his employment agreement, Mr. McDonough received a pro rata minimum bonus based on his partial year of employment in 2007. Finally, in consideration of Mr. Gallagher’s performance during 2007, most notably his leadership in our asset disposition program and other executive functions, the committee awarded him a $200,000 bonus.

Equity Awards. In the case of Messrs. Olson, Andrews and McDonough, the committee awarded them either restricted stock or options, or both, in the minimum amounts and with the annual vesting required by their employment agreements. In the case of Mr. Olson, he received an option to purchase 200,000 shares of our common stock vesting over two years. Mr. Andrews was awarded 12,500 shares of restricted stock and an option to purchase 100,000 shares, each vesting over four years. Mr. McDonough was awarded 4,167 shares of restricted stock and an option to purchase 31,250 shares, each vesting over a period of four years.

In consideration of Mr. Gallagher’s performance during 2007, most notably his leadership in our asset disposition program and other executive functions, the committee awarded him 10,000 shares of restricted stock and options to purchase 40,000 shares of common stock, each vesting over a period of three years. These amounts exceed the minimum equity awards provided in his contract.

2008 Compensation Decisions

Base Salaries. On February 28, 2008, the committee increased the base salaries for Messrs. Olson and Andrews by 3.5% effective January 1, 2008, consistent with the company-wide raises for most employees. In addition, in connection with his promotion, the committee increased Mr. Gallagher’s base salary to $300,000 also effective January 1, 2008. Mr. McDonough’s salary was not increased following his initial employment in July 2007.

Annual Bonuses. On March 27, 2008, the committee also set the 2008 performance criteria for the annual incentive awards to be paid under the 2000 plan applicable to each of the five executive officers. The performance measures and weightings are as follows:

Measure	Weighting
Same Property NOI Growth	1/3
FFO per share	1/3
Total Return (vs. peer group)	1/3

The executives will be awarded zero to four points on each of the criteria, with a maximum potential of 12 points. The performance measures are the same as those used for determining 2007 annual incentive awards and are described above in the subsection entitled “2007 Compensation Decisions.” Aggregate minimum bonuses of $1.1 million are payable to those executives. Bonuses can increase through aggregate cash incentive awards of up to $1.2 million, leading to maximum aggregate annual bonuses of $2.3 million. The actual amount of the annual incentive awards will depend on the proportionate achievement of the performance measures as described above.

Tax Issues

Section 162(m). Section 162(m) of the Internal Revenue Code disallows a federal income tax deduction to publicly-held companies for compensation paid to certain executives to the extent their compensation exceeds $1,000,000 in any fiscal year. The limitation applies only to compensation that is not considered “performance-based.” Base salaries, minimum bonuses and awards of restricted stock that vest merely upon the passage of time do not qualify as performance-based compensation. Stock options granted by the committee under the 2000 plan are made with exercise prices equal to the fair market value of a share on the grant date and, therefore, should qualify as performance-based compensation for this purpose.

As long as we qualify as a REIT, we do not pay taxes at the corporate level. To the extent that any part of our compensation expense does not qualify for deduction under Section 162(m), a larger portion of stockholder distributions may be subject to federal income tax as ordinary income rather than return of capital, and thus any such compensation allocated to our taxable REIT subsidiaries, if any, whose income is subject to federal income tax would result in an increase in income taxes due to the inability to deduct such compensation.

Section 409A. On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. As amended, Section 409A of the Internal Revenue Code affects the payments of certain types of deferred compensation to key employees. We believe we are operating in compliance with the statutory provisions which were effective January 1, 2005.

Other Compensation Policies

Stock Option and Equity Award Grant Practices. The committee makes annual equity awards usually at its quarterly meeting in February or March each year. In 2007, those awards were made at the committee’s regularly scheduled meeting on February 28, 2007. Unless in connection with the commencement of employment, the grant date of those awards is the date of the meeting, which date is determined without regard to current or anticipated stock price levels or the release of material non-public information and is set during the prior calendar year, or upon a date certain following the grant approval date, such as the date on which a new hire commences his or her employment with the company.

The committee also may make, and in the past has made, special grants during the course of the year, primarily for new hires, promotions to retain valued employees or to award exceptional performance. These special grants may be subject to performance or time vesting, and are issued on the date of grant approval or upon a date certain following the grant approval date, such as the date on which a new hire commences his or her employment with the company.

The exercise price for any equity award is equal to the fair market value of the company’s common stock on the date of grant. Under the 2000 plan, the fair market value is equal to the closing sales price for a share of the our common stock as reported on the New York Stock Exchange on the effective date of the grant as approved by the committee or the board of directors, unless otherwise approved by the committee. Under the employment agreements with several of our executives, the committee determined the exercise price by computing the average closing price of our common stock for the ten trading days immediately prior to the grant date.

Stock Ownership Guidelines. The committee has not adopted any stock ownership guidelines for our executives or directors. The committee does, however, periodically review the levels of equity ownership by its executives and the periodic sales activity by those executives.

Recovery of Performance-based Awards. We do not have a policy regarding the recovery of performance-based awards in the event of a financial statement restatement beyond the requirements of Section 302 of the Sarbanes-Oxley Act of 2002. That statute requires the chief executive and chief financial officers of a publicly-held company to repay certain amounts if the company restates its financial statements as a result of financial reporting misconduct. The amounts to be repaid consist of (1) any bonus or other incentive-based or equity-based compensation received from the company during a twelve month period following the filing of the financial document in question; and (2) any profits realized from the sale of securities of the company during that period.

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or awarded to each of our named executive officers for the one year period ended December 31, 2007. For a more thorough discussion of our executive compensation program, see Compensation Discussion and Analysis which begins on page 16 of this proxy statement.

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation	All Other Compensation ($)(5)	Total ($)
Jeffrey S. Olson President and Chief Executive Officer	2007 2006	$665,000 200,000	$1,014,000 161,650	$559,452 186,484	$708,557 171,957	$83,333 —	$10,125 86,563	$3,040,467 800,654

Jeffrey S. Stauffer(6) Former Executive Vice President and Chief Operating Officer	2007 2006	$358,077 47,115	$175,000 26,849	$236,720 41,600	$357,280 71,680	$75,000 —	$3,692 12,922	$1,205,769 200,166

Gregory R. Andrews Executive Vice President, Chief Financial Officer and Treasurer	2007 2006	$358,077 37,692	$175,000 21,575	$75,130 13,131	$86,520 12,760	$75,000 —	$41,781 21,621	$811,508 106,779

Arthur L. Gallagher Executive Vice President, General Counsel and Corporate Secretary	2007 2006	$279,368 188,160	$200,000 —	$127,928 64,878	$37,500 —	— 41,250	$15,894 —	$660,690 294,288

Thomas E. McDonough (7) Executive Vice President and Chief Investment Officer	2007	$128,077	$62,500	$46,953	$31,189		$3,350	$272,069

(1)	Includes amounts deferred under our Non-Qualified Deferred Compensation Plan.

(2)	Represents amounts paid in 2008 as bonuses for performance in 2007 and amounts paid in 2007 as bonuses for performance in 2006. These amounts were either minimum bonuses required under the executive’s employment agreement or a discretionary bonus that was not performance based. Mr. Olson’s 2007 bonus includes a pro rata portion of a signing bonus of $2,056,000, which is paid in four annual installments of $514,000.

(3)	Represents the dollar amount recognized for financial statement purposes for restricted stock awards that were granted under the 2000 plan during 2007 and earlier periods. The amounts recognized have been determined in accordance with Financial Accounting Standards Board Statement No. 123(R) (Share-Based Payment) (“FAS 123R”) except that estimated forfeitures were excluded in the determination. For this purpose, the number of shares of restricted stock is multiplied by the average of the high and low trading price of our common stock on the grant date and then is amortized over the vesting period of the award. The cost of each award included in the aggregate cost is as follows:

	Year of Award	2007 Compensation Expense
Jeffrey S. Olson	2006	$559,452
Jeffrey S. Stauffer	2006	$236,720
Gregory R. Andrews	2006	$75,130
Arthur L. Gallagher	2003	$26,835
	2005	$34,563
	2007	$66,530
Thomas E. McDonough	2007	$46,953

Does not include stock awards made in 2008 for performance in 2007. Those awards include:

Number of shares of Restricted Stock
Gregory R. Andrews	12,500
Arthur L. Gallagher	10,000
Thomas E. McDonough	4,167

(4)	Represents the dollar amount recognized for financial statement purposes for stock option awards that were granted under the 2000 plan during 2007 and earlier periods. The amounts recognized have been determined in accordance with FAS 123R except that estimated forfeitures were excluded in the determination. For this purpose, the fair market value of each award is determined on the grant date and then is amortized over the vesting period of the award. The assumptions used in calculating these amounts are described in Note 11 to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2007. There were no actual forfeitures of awards to the named executive officers. The cost of each award included in the aggregate cost is as follows:

	Year of Award	2007 Compensation Expense
Jeffrey S. Olson	2006	$708,557
Jeffrey S. Stauffer	2006	$357,280
Gregory R. Andrews	2006	$86,520
Arthur L. Gallagher	2007	$37,500
Thomas E. McDonough	2007	$31,189

Does not include option awards made in 2008 for performance in 2007. Those awards include:

Number of Options
Jeffrey S. Olson	200,000
Gregory R. Andrews	100,000
Arthur L. Gallagher	40,000
Thomas E. McDonough	31,250

(5)	The amounts shown in this column for the last fiscal year include the following:

Name	Company Contributions to Retirement and 401(k) Plans	Relocation Expenses	Automobile Costs*	Total
Jeffrey S. Olson	$10,125	—	—	$10,125
Jeffrey S. Stauffer	—	—	$3,692	$3,692
Gregory R. Andrews	$4,604	$29,177	$8,000	$41,781
Arthur L. Gallagher	$10,125	—	$5,769	$15,894
Thomas E. McDonough	—	—	$3,350	$3,350

*	All amounts represent car allowances or other automobile expenses paid by us including leasing or ownership costs, insurance premiums, and/or repairs incurred in connection with the executive’s automobile.

(6)	Mr. Stauffer resigned from his positions effective February 29, 2008.

(7)	Mr. McDonough’s employment commenced on July 30, 2007, at which time he assumed the role of executive vice president and chief investment officer.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($)(3)	Closing Price on Date of Grant ($)	Grant Date Fair Value of Stock and Option Awards ($)(4)
			Threshold ($)	Target ($)	Maximum ($)
Jeffrey S. Olson					250,000
	12/31/07						200,000	$23.04	$23.03	$744,000

Jeffrey S. Stauffer					$225,000

Gregory R. Andrews					$225,000

Arthur L. Gallagher	01/01/07					7,500	—	—		$199,590
	01/01/07						30,000	$26.66		$112,500

Thomas E. McDonough	07/30/07	(5)				20,000	—	—		$455,100
	07/30/07	(5)					75,000	$23.06		$255,750

(1)	Represents awards of restricted stock that vest over periods ranging from three to four years. Dividends are payable on these awards in the same amounts and in the same manner as dividends on our other outstanding shares of common stock.
(2)	The option awards vest pro rata over periods ranging from two to four years.
(3)	Pursuant to his employment agreement, the exercise price for Mr. Olson’s options was computed using the average closing price of our common stock for the ten trading days prior to the grant date. All other prices were based on the closing price of our stock on the date of grant.
(4)	Represents the FAS 123R grant date fair value of the equity award. For restricted stock awards, the value is calculated using the average of the high and low trading price of our common stock on the grant date. For options, the value is determined using the assumptions described in Note 11 to the Consolidated Financial Statements in our annual report on Form 10-K for the year ended December 31, 2007.
(5)	These awards were approved in connection with the approval by the board of directors or the committee of the executives’ employment agreements, and the grant date was the effective date of employment, which followed the approval date.

2007 OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#)(1) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
Jeffrey S. Olson	200,000	600,000	(a)	$24.70	09/14/16	72,874	$1,678,299
	32,330	32,330	(b)	$26.41	12/31/16
	—	200,000	(c)	$23.04	12/31/17

Jeffrey S. Stauffer	100,000	400,000	(a)	$25.40	11/15/16	30,000	$690,900

Gregory R. Andrews	25,000	75,000	(a)	$25.04	11/14/16	9,375	$215,906

Arthur L. Gallagher	10,000	—		$17.17	12/31/13	8,000	$184,240
	10,000	—		$23.52	12/31/14
	10,000	20,000	(c)	$26.66	01/01/17

Thomas E. McDonough	—	75,000	(d)	$23.06	07/19/17	20,000	$460,600

(1)	The options vest as follows: (a) pro rata over the three year period commencing December 31, 2008, (b) on December 31, 2008, (c) pro rata over the two year period commencing December 31, 2008 or (d) pro rata over the four year period commencing July 29, 2008.
(2)	Consists of the following restricted stock awards that have been awarded but not fully vested:

	Year of Award	Number of Shares
Jeffrey S. Olson	2006	72,874
Jeffrey S. Stauffer	2006	30,000
Gregory R. Andrews	2006	9,375
Arthur L. Gallagher	2005	3,000
	2007	5,000
Thomas E. McDonough	2007	20,000

(3)	The amounts in this column have been computed based on the $23.03 closing price of our common stock on December 31, 2007, the last business day of the year.

2007 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey S. Olson	—	—	24,292	$559,798
Jeffrey S. Stauffer	—	—	10,000	$230,456
Gregory R. Andrews	—	—	3,125	$72,016
Arthur L. Gallagher	—	—	5,450	$136,170
Thomas E. McDonough	—	—	—	—

(1)	The value realized on vesting has been computed based on the average of the high and low price of the stock on the vesting date.

2007 NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)(2)	Aggregate Balance at Last Fiscal Year-End ($)
Arthur L. Gallagher	$13,000	—	$1,861	$28,635

(1)	All amounts in this column were previously reported under the “Salary” column of the Summary Compensation Table on page 23 of this proxy statement.
(2)	The earnings represent the gains on the investments accounts of the participant.

We have not made any contribution to the accounts of our deferred compensation plan since its inception in 2005. As a result, the contributions and aggregate balances shown in the table above are composed entirely of contributions made by the executive from his base salary. The earnings do not represent above-market or preferential rates.

Deferral elections are made by the executive in December of each year for amounts to be earned in the following year. An executive may defer up to 90% of his or her base salary and all or any portion of their cash bonuses.

DIRECTOR COMPENSATION

Non-employee directors are eligible to receive 2,000 shares of common stock upon their initial election to the board of directors and 2,000 shares of common stock annually on January 1 of each year of their service, which shares shall vest, in each case, half on December 31 of the year of the grant and the other half on December 31 of the following year. In addition, our lead director receives an additional 1,000 shares of common stock annually on January 1, which shares vest in the same manner as the other shares granted to directors. In addition, non-employee directors receive an annual fee in the amount of $12,000, chairmen of committees (other than the audit committee) receive an annual fee of $7,500 and committee members (other than members of the audit committee) receive an annual fee of $6,000. The audit committee chairman receives an annual fee in the amount of $15,000, and audit committee members receive an annual fee of $10,000.

In addition, each non-employee director will receive a fee of $1,500 for each meeting attended in person or telephonically, plus reimbursement for reasonable expenses incurred in attending the meeting. Mr. Olson, who is also our chief executive officer, is not paid any directors’ fees. In addition, Mr. Katzman, our chairman of the board, is paid pursuant to the terms of a chairman compensation agreement, which is described separately below under the section entitled “Payments upon Termination of Employment and Change of Control,” and is not paid any of the director fees described above.

The following table summarizes the compensation of our non-employee directors in 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Total ($)
Noam Ben-Ozer	$58,500	$51,342	—	$109,842
James Cassel	$54,000	$56,548	—	$110,548
Cynthia Cohen	$53,500	$52,943	—	$106,443
Neil Flanzraich	$52,500	$77,957	—	$130,457
Patrick Flinn (3)	$38,500	$77,957	—	$116,457
Nathan Hetz	$27,000	$51,342	—	$78,342
Chaim Katzman	—	$2,269,235	$331,332	$2,600,567
Peter Linneman	$63,000	$51,342	—	$114,342
Dori Segal	$28,500	$51,342	—	$79,842

(1)	Represents the dollar amount recognized for financial statement purposes for restricted stock awards to the non-employee directors. The amounts recognized were determined in accordance with FAS 123R. For a discussion of the assumptions made in the determination of cost under FAS 123R, see footnote 3 to the Summary Compensation Table beginning on page 22.

The cost of each award included in the aggregate cost is as follows:

Name	2005 Award	2006 Award	2007 Award
Mr. Ben-Ozer		$24,727	$26,615
Mr. Cassel	$5,206	$24,727	$26,615
Ms. Cohen		$26,328	$26,615
Mr. Flanzraich	$5,206	$32,130	$39,923
Mr. Flinn		$24,727	$53,230
Mr. Hetz		$24,727	$26,615
Mr. Katzman	$38,215	$235,120	$1,995,900
Dr. Linneman		$24,727	$26,615
Mr. Segal		$24,727	$26,615

(1)	Represents the dollar amount recognized for financial statement purposes for stock option awards to Mr. Katzman in 2006. The amounts recognized were determined in accordance with FAS 123R. For a discussion of the assumptions made in the determination of cost under FAS 123R, see footnote 4 to the Summary Compensation Table beginning on page 22.

(2)	Mr. Flinn served as our director from February 2003 until May 2007. Therefore, in 2007 he only participated on our board for a partial year. However, upon his retirement from the board, the committee resolved to accelerate the vesting of his unvested awards. The amounts included in the table also reflect this accelerated vesting.

The following table sets forth the aggregate number of shares of restricted stock and unvested stock options held by each non-employee director as of December 31, 2007.

Name	Number of Shares of Restricted Stock	Number of Unvested Options
Mr. Ben-Ozer	1,000
Mr. Cassel	1,000
Ms. Cohen	1,000
Mr. Flanzraich	1,500
Mr. Flinn	1,000
Mr. Hetz	1,000
Mr. Katzman	235,500	327,987
Dr. Linneman	1,000
Mr. Segal	1,000

The aggregate FAS 123R grant date value of the restricted stock awards granted in 2007 was as follows:

Name	Grant Date Fair Value
Mr. Ben-Ozer	$53,230
Mr. Cassel	$53,230
Ms. Cohen	$53,230
Mr. Flanzraich	$79,845
Mr. Flinn	$53,230
Mr. Hetz	$53,230
Mr. Katzman	$7,983,600
Dr. Linneman	$53,230
Mr. Segal	$53,230

PAYMENTS UPON TERMINATION OF EMPLOYMENT AND CHANGE OF CONTROL

Agreements with our chairman and each of executive officers require or required us to make certain payments and provide certain benefits to them in the event of a termination of their agreement or employment, as applicable, following a change of control of our company. This section provides a discussion of those payments and benefits, along with certain other terms of those agreements that are in effect as of the date of this proxy statement.

As noted above, Mr. Stauffer, our former executive vice president and chief operating officer, resigned effective as of February 29, 2008. No severance payments were made to him following the termination of his employment.

Our Chairman’s Compensation Agreement. Chaim Katzman has served as our chairman of the board since we were founded in 1992. Until December 2006, he also served as our CEO and was therefore an employee-director. Effective January 1, 2007, following his resignation as CEO and the termination of his employment, we entered into a chairman’s compensation agreement with him. The term of this agreement ends December 31, 2010 and will automatically renew for successive one-year periods unless either party gives the other written notice at least six months before its expiration.

In connection with his agreement, Mr. Katzman was awarded an option to purchase 437,317 shares of our common stock at an exercise price of $24.12, which option vests pro rata over a four year period commencing December 31, 2007. In 2007, we recognized an expense equal to $331,332 under FAS 123R based on the assumptions described in footnote 4 to our Summary Compensation Table above with respect to this option award. In addition, Mr. Katzman received 300,000 shares of restricted stock, which shares also vest pro rata over the four year period commencing December 31, 2007. In 2007, we recognized an expense equal to $1,995,900 under FAS 123R based on the assumptions described in footnote 3 to our Summary Compensation Table above with respect to this restricted stock award. Mr. Katzman is also eligible for an annual bonus in the discretion of the committee. He did not receive a bonus in 2007.

If the chairman’s agreement is terminated due to death or “disability” (as defined in the agreement) of Mr. Katzman other than following a “change of control” (as defined in the agreement), Mr. Katzman or his estate will be entitled to receive an amount equal to his most recent bonus, if any, and all stock options and shares of restricted stock shall fully vest as of the date of such termination. If the agreement is terminated (a) by us “without cause,” (b) by Mr. Katzman for “good reason” or (c) voluntarily by Mr. Katzman, as the result of the death or Disability of Mr. Katzman or by us (other than for cause) following a “change of control” (as such terms are defined in the agreement), Mr. Katzman will receive a lump-sum payment equal to three times the sum of (i) his most recent bonus, if any, (ii) the “value” of 75,000 shares of the Company’s common stock (as determined under the agreement) and (iii) the value of options to acquire 109,329 shares of Company common stock at $24.12 per share based on the Black Scholes valuation methodology. In addition, following any termination referred to in the preceding sentence, all options and restricted stock shall fully vest as of the date of termination or “change of control,” as the case may be.

If any amounts and benefits paid to Mr. Katzman are deemed to be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and subject to the excise tax under Section 4999 of the Code, such payments will be “grossed up” to make Mr. Katzman whole for the impact of such excise tax.

Employment Agreements with Executive Officers. We have executed employment agreements with Messrs. Olson, Caputo, Andrews, Gallagher and McDonough. A description of those agreements is as follows:

Term:	All of the agreements will expire on December 31, 2010, except Mr. Gallagher’s which expires December 31, 2009. Each of these employment agreements is automatically renewable annually unless either party gives written notice of an intent not to renew.

Base Salary:	• Mr. Olson. $672,750 • Mr. Caputo. $600,000

• Mr. Andrews. $362,250 • Mr. Gallagher. $300,000 • Mr. McDonough. $300,000 The base salaries for all executives can be increased annually at the discretion of the committee.

Bonus:

Cash Bonus. Each executive is entitled to an annual cash bonus based upon the achievement of certain performance levels established by the committee, subject to minimum bonuses equal to:

•     Mr. Olson. $500,000

•     Mr. Caputo. $150,000

•     Mr. Andrews. $181,125

•     Mr. Gallagher. $100,000

•     Mr. McDonough. $150,000 ($62,500 for 2007 partial year)

Incentive Compensation:

Upon the effective date of the employment agreement, each executive received:

•     Mr. Olson. 97,166 shares of restricted stock and options to acquire 800,000 shares of stock, each vesting pro rata over a four year period commencing on December 31, 2007

•     Mr. Caputo. 46,471 shares of restricted stock and options to acquire 250,000 shares of stock, vesting pro rata over a four year period commencing on March 14, 2009

•     Mr. Andrews. 12,500 shares of restricted stock and options to acquire 100,000 shares of stock, each vesting pro rata over a four year period commencing on December 31, 2007

•     Mr. Gallagher. 7,500 shares of restricted stock and options to acquire 30,000 shares of stock, each vesting pro rata over a three year period commencing on December 31, 2007

•     Mr. McDonough. 10,000 shares of restricted stock and options to acquire 75,000 shares of stock, each vesting pro rata over a four year period commencing on July 30, 2008

At the discretion of the committee, additional equity awards may be paid to each executive during the term of their agreement, subject to a minimum of:

•     Mr. Olson. Options to purchase 200,000 shares of stock, vesting over a two year period

•     Mr. Caputo. Options to purchase 100,000 shares of stock, vesting over a four year period

•     Mr. Andrews. 12,500 shares of restricted stock and options to purchase 100,000 shares of stock, vesting over a four year period

•     Mr. Gallagher. 7,500 shares of restricted stock and options with an aggregate value equal to $100,000, each vesting pro rata over a three year period

• Mr. McDonough. 10,000 shares of restricted stock and options to acquire 75,000 shares of stock, each vesting pro rata over a four year period

Deferred Signing Bonus:	Mr. Olson was also granted a deferred signing bonus in the amount of $2,056,000 payable pro rata over a 4-year period commencing on December 31, 2007.

Long-term Cash Incentive:

Messrs. Olson, Andrews and McDonough are eligible to receive an additional cash bonus within 45 days of December 31, 2010 (or such shorter time as provided in their respective agreement) if our total stockholder return for a period ending December 31, 2010 (or such shorter time as provided in their agreement) (a) exceeds the average total stockholder return of a group of peer companies by certain predetermined amounts and (b) equals or exceeds a certain predetermined amount. The amount of the incentive payment ranges as follows:

•     Mr. Olson. $0 to $6 million

•     Mr. Andrews. $0 to $3 million

•     Mr. McDonough. $0 to 2 million

Termination and Benefits:

If any of the executive’s employment is terminated as a result of death or disability (other than following a “change of control,” as defined in the agreement), then we owe the executives:

•     Mr. Olson. A lump sum payment equal to base salary and accrued vacation pay through the date of termination plus the base salary and average bonus through the term of the agreement

•     Messrs. Caputo, Andrews, Gallagher and McDonough. A lump sum payment equal to base salary and accrued vacation pay through the date of termination plus the lesser of one year’s base salary and average bonus or his base salary and average bonus through the term of the agreement

If any of the executive’s employment is terminated (a) by us “without cause,” (b) by the executive for “good reason” or (c) by the executive’s resignation, death or “disability” following a “change of control,”

•     Mr. Olson will receive, in addition to accrued base salary and vacation pay, a lump-sum payment equal to the greater of:

•     two times the sum of his then-current base salary plus his average bonus, if any, for the three most recently completed fiscal years; or

•     his then current base salary plus his average bonus, if any, for the three most recently completed fiscal years for the remaining duration of the employment period.

•     Mr. Caputo will receive, in addition to accrued base salary and vacation pay, a lump-sum payment equal to 1.75 times the sum of his then-current base salary plus his average bonus, if any, for the three most recently completed fiscal years

•     Messrs. Andrews, Gallagher and McDonough will receive, in addition to accrued base salary and vacation pay, a lump-sum payment equal to two times the sum of his then-current base salary plus his average bonus, if any, for the three most recently completed fiscal years

In the case of Mr. Olson, he would also receive a lump-sum payment equal to the amount of the unpaid balance of the deferred signing bonus, described above. In addition, for any termination upon death or disability, without cause or for good reason, all stock options and restricted stock that were to vest based on the passage of time shall fully vest as of the date of termination. If, in the case of resignation, death or disability following a change of control, the termination precedes the otherwise applicable end-date for a performance period for stock options or restricted stock granted to the executive, a percentage of such stock options or restricted stock shall vest as of the date of termination equal to the period of time that has elapsed since the date of award of such stock options or restricted stock compared to the total time during the performance period stated in the award of such stock options or restricted stock. In addition, following a termination described in (a) – (c) above, we will maintain for the continued benefit of Mr. Olson, his spouse and dependents for a period of up to three years following the date of termination their medical, dental and life insurance benefits.

In the case of the termination of Messrs. Olson’s, Andrews’ or Mr. McDonough’s employment, other than for cause or resignation with good reason, then the performance period under the long-term incentive payment described above shall accelerate and if the objectives are met, the executive will be entitled to the corresponding payment.

If any amounts and benefits paid to any executive are deemed to be “parachute payments” within the meaning of Section 280G of the Internal Revenue Code and subject to the excise tax under Section 4999 of the Code, such payments will be “grossed up” to make the executive whole for the impact of such excise tax.

Other Perquisites and Benefits	During the term of Messrs. Olson and Andrews employment agreements, we agreed to provide both executives, at our cost, with an automobile for his business use. We also agreed to allow the executives to use the automobile for his personal use at no cost to him, except as required by the rules of the Internal Revenue Service. We agreed to pay for car service for Mr. Caputo to and from work. Messrs, Gallagher and McDonough will receive a automobile allowance of $625 and $650 per month, respectively.

Estimated Additional Compensation Triggered by Termination of Employment as if Terminated on the Last Business Day of 2007

Employee:	Payment ($)	Continued Medical Benefits ($)(1)	Accelerated Deferred Bonus ($)(2)	Accelerated Vesting of Equity Awards ($)(3)	Tax-Gross up ($)(4)	Total Payments ($)(5)
Jeffrey S. Olson
Death or Disability	$3,699,999	—	$1,542,000	$1,678,300	—	$6,920,299
Without Cause or with Good Reason	$3,699,999	$37,620	$1,542,000	$1,678,300	—	$6,957,919
Change of control	$3,699,999	$37,620	$1,542,000	$1,678,300	$2,132,604	$9,090,522

Jeffrey Stauffer
Death or Disability	$600,000	—	—	$690,900	—	$1,290,900
Without Cause or with Good Reason	$1,200,000	—	—	$690,900	—	$1,890,900
Change of control	$1,800,000	—	—	$690,900	—	$2,490,900

Gregory Andrews
Death or Disability	$600,000	—	—	$215,906	—	$815,906
Without Cause or with Good Reason	$1,200,000	—	—	$215,906	—	$1,415,906
Change of control	$1,200,000	—	—	$215,906	—	$1,415,906

Arthur Gallagher
Death or Disability	$373,618	—	—	$184,240	—	$557,858
Without Cause or with Good Reason	$747,236	—	—	$184,240	—	$931,476
Change of control	$747,236	—	—	$184,240	—	$931,476

Thomas McDonough
Death or Disability	$425,000	—	—	$460,600	—	$885,600
Without Cause or with Good Reason	$850,000	—	—	$460,600	—	$1,310,600
Change of control	$850,000	—	—	$460,000	$361,665	$1,672,265

(1)	Following a termination by us without cause, by Mr. Olson with good reason or following a change of control, we have agreed to provide him, his spouse and his dependents medical, dental and life insurance benefits for three years. The amounts in this column are estimated using the COBRA payments for such coverage.
(2)	Represents the unpaid portion of the deferred signing bonus that is payable under the terms of Mr. Olson’s employment agreement following a termination event.
(3)	Represents the value of the unvested shares of restricted stock owned by the executive as of December 31, 2007, calculated by multiplying the number of shares by the closing price of our stock on December 31, 2007. At December 31, 2007, the value of all unvested options owned by the named executive officers was zero as the closing price on that date exceeded the exercise prices of those options.
(4)	We are required to pay to each executive in the above table a tax gross-up payment to reimburse the executive for any excise tax to which he would be subject under Section 4999 of the Internal Revenue Code with respect to any “excess parachute payment” that he receives from us. The executive generally would not be considered to receive an “excess parachute payment” unless the payments made to him that are contingent on a change in control exceed three times the average of his W-2 compensation for the five years immediately prior to the year in which the change in control occurs. Therefore, facts and circumstances at the time of any change in control, as well as changes in the executive’s W-2 compensation history, could materially impact whether and to what extent any payment to an executive would result in an “excess parachute payment” and thus result in an excise tax with respect to which we would be required to make a tax gross-up payment.
(5)	Does not include any value for the long term cash incentives payable under the employment agreements with Messrs. Olson, Andrews, Stauffer or McDonough because, as of December 31, 2007, the company did not meet the threshold return required for payment.

SHARE OWNERSHIP INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and persons who own more than ten percent of our outstanding common stock to file with the Securities and Exchange Commission, or SEC, initial reports of ownership and reports of changes in ownership of common stock. Such persons are required by SEC regulations to furnish us with copies of all such reports they file.

To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports are required, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners have been complied with during the fiscal year ended December 31, 2007.

CERTAIN TRANSACTIONS

While not a formal written policy, in the past, either our full board or one of its committees has reviewed and approved or ratified any related party transactions. These transactions include:

•	transactions that must be disclosed in proxy statements under SEC rules; and

•

transactions that potentially could cause a non-employee director to cease to qualify as an independent director under New York Stock Exchange listing requirements or the ratings criteria of various shareholder or other institutional organizations.

Transactions that are deemed immaterial under applicable disclosure requirements are generally deemed pre-approved.

Criteria for board or committee approval or ratification of a related party transaction include, in addition to factors that the board or committee, as applicable, otherwise deems appropriate under the circumstances:

•	whether the transaction is on terms no less favorable than terms generally available from an unaffiliated third party; and

•

in the case of a non-employee director, whether the transaction would disqualify the director from (1) being deemed independent under New York Stock Exchange listing requirements or (2) from serving on the audit committee, compensation committee or nominating and corporate governance committee under New York Stock Exchange and other regulatory requirements.

The foregoing policies and procedures have been followed in connection with the review and approval or ratification of all of the transactions noted below.

IFRS Financial Statements

We have agreed with Gazit-Globe, Ltd., one of our principal stockholders, to assist them with their adoption of the International Financial Reporting Standards, or IFRS, commencing in 2007. IFRS requires fair market value accounting for income-producing investment property.

In connection with this project, Gazit-Globe agreed to reimburse us for any internal or third party costs associated with the preparation of the valuation and reconciliation, including the acquisition and implementation of certain software to assist us in the valuation of our properties. As of December 31, 2007, we had incurred approximately $1.3 million of costs related to these activities, all of which are reimbursable by Gazit-Globe. In addition, we anticipate that this arrangement will continue on a quarterly and annual basis in the future.

Investment Contract and Use Agreement

We are party to a use agreement dated January 1, 1996 with an affiliate of Gazit-Globe. Pursuant to this agreement, we agreed to permit Chaim Katzman, our chairman of the board, or any of Gazit-Globe’s other employees to use our facilities, equipment, supplies and personnel necessary to conduct its business and affairs. In consideration for the use of these facilities, Gazit-Globe agreed to pay us an annual sum of $10,000.

In addition, we have previously entered into an investment contract, dated May 21, 1996, with several of our principal stockholders, including the predecessor to Gazit-Globe. This agreement provides, in addition to other agreements, covenants and obligations that have been satisfied, that we would prepare and furnish to Gazit-Globe or its affiliates certain of our financial statements required by Gazit-Globe for purposes of consolidating our financial results with those of Gazit-Globe as required by Israeli generally accepted accounting principles and the Tel-Aviv Stock Exchange Ltd., on which the shares of capital stock of Gazit-Globe are currently traded.

Effective January 1, 2004, we entered into a clarification agreement and protocol with Gazit-Globe. The clarification agreement clarifies certain provisions of the use agreement and the investment contract, including that Gazit-Globe agrees to reimburse us for third-party expenses incurred by us in the use of our office facilities and the provision of the Israeli financial statements. In addition, in the clarification agreement we agreed to provide Gazit-Globe certain information technology services and Gazit-Globe agreed to pay us monthly fees of $1,500 for those services.

SECURITY OWNERSHIP

The table below sets forth, as of March 31, 2008, the number of shares of our common stock which were owned beneficially by:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each director and nominee for director;

•	each named executive officer; and

•	all of our directors and executive officers as a group.

Unless otherwise indicated, the address of each of the individuals listed in the table is c/o Equity One, Inc., 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.

The number of shares beneficially owned by each individual or group is based upon information in documents filed by such person with the Securities and Exchange Commission, other publicly available information or information available to us. Percentage ownership in the following table is based on 73,972,230 shares of common stock outstanding as of March 31, 2008. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of our common stock subject to options that are presently exercisable or exercisable within 60 days of March 31, 2008 or which are scheduled to be issued within 60 days of March 31, 2008 are deemed to be outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage of ownership of that person, but are not treated as outstanding for the purpose of computing the percentage of any other person.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Outstanding Shares Owned
Chaim Katzman (1)	36,368,195	49.2%
Gazit-Globe, Ltd. (2)	35,397,663	47.9%
M.G.N. (USA), Inc. (3)	20,150,896	27.2%
First Capital Realty, Inc. (4)	13,983,570	18.9%
Gazit (1995), Inc. (5)	8,748,422	11.8%
Silver Maple (2001), Inc. (6)	8,315,363	11.2%
Ficus, Inc. (7)	5,668,207	7.7%
MGN America, Inc. (8)	5,283,829	7.1%
Nathan Hetz (9)	5,117,642	6.9%
Alony Hetz Properties & Investments, Ltd. (10)	5,099,442	6.9%
Jeffrey S. Olson	331,619	*
Arthur Gallagher	62,600	*
Gregory Andrews	50,000	*
Thomas Caputo	46,471	*
Noam Ben-Ozer	35,178	*
Jeffrey S. Stauffer (11)	29,000	*
Thomas McDonough	24,167	*
Peter Linneman	19,200	*
Dori Segal	10,950	*
Neil Flanzraich	10,500	*
James S. Cassel	8,052	*
Cynthia R. Cohen	6,000	*
All current executive officers and directors of Equity One as a group (13 persons) (12)	42,090,574	56.9%

*	Represents ownership of less than 1.0%
(1)	Includes (i) 35,397,663 shares of common stock beneficially owned by Gazit-Globe, Ltd., which Mr. Katzman may be deemed to control, and (ii) 234,330 shares of common stock issuable to Mr. Katzman upon the exercise of options which are currently exercisable. Of the shares included as beneficially owned by Mr. Katzman, 26,786,781 shares are pledged to secure indebtedness owed by Mr. Katzman or his affiliates.

(2)	Includes (i) 20,150,896 shares of common stock beneficially owned by M.G.N. (USA), Inc. and (ii) 13,983,570 shares of common stock beneficially owned by First Capital Realty Inc., both of which are controlled by Gazit-Globe, Ltd. Of the shares included as beneficially owned by Gazit-Globe, Ltd., 26,786, 781 shares are pledged to secure indebtedness owed by it or its affiliates.
(3)	Includes (i) 5,283,829 shares of common stock owned by MGN America, Inc. and (ii) 8,748,422 shares of common stock owned by Gazit (1995), Inc., both of which are wholly-owned subsidiaries of M.G.N. (USA), Inc. Of the shares included as beneficially owned by M.G.N. (USA), Inc., 12,802,996 shares are pledged to secure indebtedness owed by it or its affiliates.
(4)	Includes (i) 8,315,363 shares of common stock owned by Silver Maple (2001), Inc. and (ii) 5,668,207 shares of common stock owned by Ficus, Inc., both of which are indirect, wholly-owned subsidiaries of First Capital Realty Inc. All of shares reported as beneficially owned by First Capital Realty, Inc. are pledged to secure indebtedness owed by it or its affiliates.
(5)	4,444,424 of the shares beneficially owned by Gazit (1995), Inc. are pledged to secure indebtedness owed by it and its affiliates.
(6)	All of the shares beneficially owned by Silver Maple (2001), Inc. are pledged to secure indebtedness owed by it.
(7)	All of the shares beneficially owned by Ficus, Inc. are pledged to secure indebtedness owed by it.
(8)	4,855,979 of the shares beneficially owned by MGN America, Inc. are pledged to secure indebtedness owed by it.
(9)	Includes 5,099,442 shares of common stock beneficially owned by Alony Hetz Properties & Investments, Ltd., which Mr. Hetz may be deemed to control. Of the shares included as beneficially owned by Mr. Hetz, 5,099,442 shares are pledged to secure indebtedness owed by Alony Hetz Properties & Investments, Ltd. or its affiliates.
(10)	All of the shares beneficially owned by Alony Hetz Properties & Investments, Ltd. and A.H. Holdings US, Inc. are pledged to secure indebtedness owed by it or its affiliates.
(11)	Mr. Stauffer resigned from his positions effective February 29, 2008. The amounts reflected in this table are based on the last amounts reported by Mr. Stauffer under Section 16 of the Securities Exchange Act of 1934, less those shares forfeited by him upon his resignation.
(12)	See footnotes (1) through (10). In addition to the executive officers included in the table, the total number also includes shares owned by Thomas Caputo, who joined us on March 14, 2008 but does not include any shares held by Mr. Stauffer who resigned effective as of February 29, 2008. Also includes 287,330 shares of common stock issuable to our other executive officers upon the exercise of options which are currently exercisable.

As shown above, several of our affiliated stockholders that beneficially own a significant interest in our company, including Gazit-Globe, Ltd., Silver Maple (2001), Inc., Ficus, Inc. and related entities, have pledged a substantial portion of our stock that they own to secure loans made to them by commercial banks.

If a stockholder defaults on any of its obligations under these pledge agreements or the related loan documents, these banks may have the right to sell the pledged shares in one or more public or private sales that could cause our stock price to decline. Many of the occurrences that could result in a foreclosure of the pledged shares are out of our control and are unrelated to our operations. Some of the occurrences that may constitute such an event of default include:

•	the stockholder’s failure to make a payment of principal or interest when due;

•	the occurrence of another default that would entitle any of the stockholder’s other creditors to accelerate payment of any debts and obligations owed to them by the stockholder;

•	if the bank, in its absolute discretion, deems that a change has occurred in the condition of the stockholder to which the bank has not given its prior written consent;

•	if the stockholder ceases to pay its debts or manage its affairs or reaches a compromise or arrangement with its creditors; and

•	if, in the opinion of the bank, the value of the pledged shares shall be reduced or is likely to be reduced (for example, the price of our common stock declines).

In addition, because so many shares are pledged to secure loans, the occurrence of an event of default could result in a sale of pledged shares that could cause a change of control of our company, even when such a change may not be in the best interests of our stockholders.

STOCKHOLDER PROPOSALS

Our bylaws currently provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, written notice generally must be delivered to our corporate secretary not later than the close of business on the 60th day, and not earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. Accordingly, a stockholder nomination or proposal intended to be considered at the 2009 annual meeting, but not included in our proxy statement, generally must be received by our corporate secretary after the close of business on February 27, 2009, and prior to the close of business on March 28, 2009.

The date by which we must receive stockholder proposals for inclusion in the proxy materials relating to the 2008 annual meeting of stockholders, or for presentation at such meeting, is December 31, 2007. In the event that the 2009 annual meeting of stockholders is called for a date that is not within 30 days before or after May 27, 2009, in order to be timely, we must receive notice by the stockholder not later than the close of business on the later of 120 calendar days in advance of the 2009 annual meeting of stockholders or ten calendar days following the date on which public announcement of the date of the meeting is first made. Stockholder proposals must comply with all of the applicable requirements set forth in the rules and regulations of the SEC, including Rule 14a-8, as well as the advance notification requirements set forth in our bylaws.

Stockholder proposals should be mailed to the attention of, and copies of the advance notification requirements may be obtained from, our corporate secretary at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179. A copy of the bylaws may be obtained from our corporate secretary by written request to the same address.

2007 ANNUAL REPORT

Copies of our 2007 Annual Report, financial statements and Form 10-K for the year ended December 31, 2007, as filed with the SEC, may be obtained without charge by contacting Equity One, Inc. — Investor Relations, at 1600 N.E. Miami Gardens Drive, North Miami Beach, Florida 33179.

OTHER MATTERS

Our board of directors knows of no other matters to be presented for stockholder action at the 2008 annual meeting of stockholders. If any other matters are properly presented at the meeting for action, it is intended that the persons named in the proxies will vote upon such matters in accordance with their discretion.

EQUITY ONE, INC. C/O PROXY SERVICES P.O. BOX 9142 FARMINGDALE, NY 11735

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on May 26, 2008. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE STOCKHOLDER COMMUNICATIONS

If you would like to reduce the costs incurred by Equity One, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access stockholder communications electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on May 26, 2008. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Equity One, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	EQTYO1 KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

EQUITY ONE, INC. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR AND FOR ITEM 2.	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	☐	☐	☐

Vote on Directors 1. Election Of Directors Nominees:
01) Noam Ben-Ozer	06) Chaim Katzman
02) James S. Cassel	07) Peter Linneman
03) Cynthia R. Cohen	08) Jeffrey S. Olson
04) Neil Flanzraich	09) Dori Segal
05) Nathan Hetz

Vote on Proposal		For	Against	Abstain

2. Ratification of the appointment of Ernst & Young LLP as our independent auditors for 2008.		☐	☐	☐

3. In their discretion, upon such other matters that may properly come before the meeting or any adjournment or adjournments thereof.

The shares represented by this proxy when properly executed will be voted in the manner directed herein by the undersigned Stockholder(s). If no direction is made, this proxy will be voted FOR each of the nominees for director and FOR item 2. If any other matters properly come before the meeting, the person named in this proxy will vote in their discretion.

For address changes and/or comments, please check this box and write them on the back where indicated.			☐

Please indicate if you plan to attend this meeting.	☐	☐
	Yes	No
(NOTE: Please sign exactly as your name(s) appear(s) hereon. All holders must sign. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. If a corporation, please sign in full corporate name, by authorized officer. If a partnership, please sign in partnership name by authorized person.)

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

EQUITY ONE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

ANNUAL MEETING OF STOCKHOLDERS

MAY 27, 2008

The stockholder(s) hereby appoint(s) Jeffrey S. Olson, Gregory R. Andrews and Arthur L. Gallagher, or any of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Equity One, Inc. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 10:00 a.m., Eastern Time on Tuesday, May 27, 2008, at The Westin Diplomat Resort and Spa, 3555 South Ocean Drive, Hollywood, Florida 33019, and any adjournment or postponement thereof. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and of the accompanying Proxy Statement, the terms of each of which are incorporated herein by reference, and revokes any proxy heretofore given with respect to such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE STOCKHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSESIDE FOR THE BOARD OF DIRECTORS AND FOR THE PROPOSAL IN ITEM 2. THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

CONTINUED AND TO BE SIGNED ON REVERSE SIDE